June 9, 2021

Caterpillar contact:
Kate Kenny
Global Government & Corporate Affairs
Mobile: 309-361-9333
Kenny_Kate@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Inc. Increases Dividend

DEERFIELD, Ill. – The board of directors of Caterpillar Inc. (NYSE: CAT) voted today to increase the quarterly cash dividend by eight cents, an 8% raise, to one dollar and eleven cents ($1.11) per share of common stock, payable August 20, 2021, to shareholders of record at the close of business on July 20, 2021.

“Through the execution of our enterprise strategy for profitable growth, Caterpillar is generating higher free cash flow through the cycles,” said Caterpillar CEO Jim Umpleby. “Our strong balance sheet and liquidity position make it possible for us to continue our long history of increasing our dividend and returning value to shareholders.”

Caterpillar has paid a cash dividend every year since the company was formed and has paid a quarterly dividend since 1933. The company has paid higher dividends to shareholders for 27 consecutive years and is a member of the S&P 500 Dividend Aristocrat Index.

About Caterpillar
With 2020 sales and revenues of $41.7 billion, Caterpillar Inc. is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Since 1925, we’ve been driving sustainable progress and helping customers build a better world through innovative products and services.
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Throughout the product life cycle, we offer services built on cutting-edge technology and decades of product expertise. These products and services, backed by our global dealer network, provide exceptional value to help our customers succeed. We do business on every continent, principally operating through three primary segments – Construction Industries, Resource Industries, and Energy & Transportation – and providing financing and related services through our Financial Products segment. Visit us at caterpillar.com or join the conversation on our social media channels at caterpillar.com/social-media.
Caterpillar Public Release                 #